EXHIBIT 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the inclusion in this Post-Effective Amendment No. 5 to the Registration Statement on Form S-1 (File No. 333-182253) of New Energy Technologies, Inc. of our report dated November 14, 2014, on our audits of the consolidated balance sheets of New Energy Technologies, Inc. and Subsidiaries ("the Company") as of August 31, 2014 and 2013, and the related consolidated statements of operations, stockholders' equity (deficit), and cash flows for the years then ended.  We also consent to the reference to us under the heading "Experts" in the Registration Statement.

Our report, dated November 14, 2014, contains an explanatory paragraph that states that the consolidated financial statements have been prepared assuming the Company will continue as a going concern. The Company does not have positive cash flows from operating activities, and has a substantial accumulated deficit. These conditions raise substantial doubt about the Company's ability to continue as a going concern.

/S/ PETERSON SULLIVAN LLP

Seattle, Washington

December 8, 2014